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                                                                       EXHIBIT 5
                                 April 8, 1997



First USA Paymentech, Inc.
1601 Elm Street, 8th Floor
Dallas, TX 75201

Ladies and Gentlemen:

     I am general counsel of First USA Paymentech, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with the reservation for issuance by the Company of up to 4,000,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of the Company.

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

     In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of
(i) the Registration Statement on Form S-4 relating to the Shares, to be filed herewith with the Securities and Exchange Commission (the "Commission") under the Securities Act (together with all exhibits thereto, the "Registration Statement"), (ii) the Certificate of Incorporation and By-laws of the Company, each as amended to the date hereof, and (iii) a specimen certificate for the Common Stock. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In my examination, I have assumed the legal capacity of all persons who executed documents reviewed by me, the genuineness of all signatures on documents reviewed by me, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. I have also assumed that the certificates representing the Shares will be signed by facsimile or otherwise by authorized officers of the Company and of the transfer agent for the Common Stock and registered by the registrar for the Common Stock and conform and will conform to the specimen thereof examined by me. As to any facts material to the opinions expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
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     Based upon and subject to the foregoing, I am of the opinion that the
Shares have been duly authorized and, when issued and delivered, against receipt by the Company of the agreed consideration therefor, will be validly issued, fully paid and nonassessible, provided that each such issuance is duly authorized by the Board of Directors of the Company, or a duly authorized committee thereof, for consideration (not less than the par value of the Shares) fixed by the Board of Directors of the Company, or committee thereof, and determined to be adequate.

     I hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement.


                                 Very truly yours,

                                 /s/ Philip E. Taken

                                 Philip E. Taken
                                 Senior Vice President and
                                 General Counsel